Exhibit 10.35

October 31, 2013

Bunge Global Innovation, LLC

50 Main Street

White Plains, NY 10606

Re: Amendment of JV Agreements

Dear Sir/Madame,

This Letter Agreement and Amendment No. 1 to the JV Agreements (collectively, the “Agreement”) is entered into as of October 31, 2013 (the “Amendment Effective Date”), by and among, Bunge Global Innovation, LLC (“BGI”), Bunge Coöperatief UA, a Dutch cooperative (“Bunge Netherlands”), and Bunge Açúcar Bioenergia Ltda. (“Bunge Brazil”, together with BGI, Bunge Netherlands and its Affiliates, collectively, the “Bunge Group”); Solazyme, Inc. (“Solazyme, Inc.”) and Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda. (“Solazyme Brazil”, together with Solazyme, Inc. and its Affiliates, collectively, the “Solazyme Group”); and Solazyme Bunge Renewable Oils Coöperatief U.A. (the “Company”) and Solazyme Bunge Produtos Renováveis Ltda (“SB Oils”, together with the Company, the “JV Companies”), and Solazyme Bunge Renewable Oils II Coöperatief U.A. (the “SBO Holdco”) to amend certain terms set forth in the JV Agreements.

The Parties hereby agree as follows:

Introduction

1. The term “JV Agreements” has the meaning ascribed to it in Exhibit A of the Joint Venture Agreement by and among the Parties dated March 30, 2012. The Parties hereby amend the terms of the JV Agreements as provided herein. To the extent that the JV Agreements are explicitly amended by this Agreement, the terms of this Agreement will control over terms of the JV Agreements that are contrary to, or conflict with, this Agreement. Where the JV Agreements are not explicitly amended, the terms of the JV Agreements will remain in force. Initially capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings given to such terms in the JV Agreements.

Product

2. For the purposes of the JV Agreements, the definition of “Product” is hereby amended to include triglyceride oils *

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Field

3. For the purposes of the JV Agreements, the definition of “Field” is hereby modified as follows (with new material added shown in italic, double underlined text):

“Field” means (i) * (“Food Field”), (ii) *, uses and applications, excluding the Secondary Field (the “Primary Field”) or (iii) * (the “Secondary Field”).

Transactional License

4. A new Section 6.2A is hereby added to the Solazyme Development Agreement (immediately after the existing content of Section 6.2 and before Section 6.3) in the following form:

6.2A Solazyme Transactional License to the Company and Transactional Sublicense to SB Oils. Subject to the terms and conditions of this Agreement, (i) Solazyme, Inc. and Solazyme Brazil hereby grant to the Company and (ii) the Company hereby grants to SB Oils, a non-exclusive, royalty-free license/sublicense, with the right to grant and authorize sublicenses through multiple tiers, under the rights, title and interest of the Solazyme Group in and to:

(a) all of its Background Technology existing on or prior to the Maintenance Termination Date;

(b) the Solazyme JDA Technology;

(c) the Solazyme Project Technology;

(d) the Solazyme Platform Technology; and

(e) the Solazyme Technical Services Technology;

in each case, solely to the extent necessary to fulfill purchase orders to make and have made in the Plant(s), use, offer for sale and sell a product for use in any field, worldwide, pursuant to, and limited to, those specific purchase orders that are provided to SB Oils by a member of the Solazyme Group (or a purchase order that was authorized by a member of the Solazyme Group, which could include a purchase order originated by a member of the Bunge Group) and that are accepted for fulfillment by SB Oils.

Exclusive Use in Brazil

5. A new Section 10.3(a) is hereby added to the Joint Venture Agreement (immediately after the existing content of Section 10.3 and before Section 10.4) in the following form:

(a) Solazyme Use of Technology for * Oils. Solazyme, Inc. shall not, and shall cause its Affiliates not to, use its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology for the sale of * Oils in the Primary Field or the Food Field in the Use Territory. Solazyme, Inc. shall not, and shall cause its Affiliates not to, use its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the sale of * Oils in the Secondary Field in the Use Territory unless transfers of such oils are to entities that are in the business of *; provided further that if a member of the Solazyme Group becomes aware that such entities are selling such oils in the Use Territory other than for *, the Solazyme Group shall discontinue sales to such entity until it receives a contractual commitment from such entity that it will only sell such oils in the Use Territory * and Solazyme, Inc. shall undertake to enforce that commitment.

6. A new Section 10.4(a) is hereby added to the Joint Venture Agreement (immediately after the existing content of Section 10.4 and before Section 10.5) in the following form:

(a) Grant of Additional Licenses for * Oils. Solazyme, Inc. shall not, and shall cause its Affiliates not to, grant any license to its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the sale of * Oils in the Primary Field or the Food Field in the Use Territory. Solazyme, Inc. shall not, and shall cause its Affiliates not to, grant any license to its Background Technology, the Solazyme Project Technology, the Solazyme Technical Services Technology and/or the Solazyme Platform Technology for the sale of * Oils in the Secondary Field in the Use Territory unless such license is limited to the Secondary Field. Solazyme, Inc. shall undertake to enforce the field limitation in such license.

Typographical Correction

7. In Section 10.3 of the Joint Venture Agreement, the words “*” are inserted after the first instance of the phrase “oils *”.

Non-Competition

8. Section 10.5 of the Joint Venture Agreement is hereby amended to add the following text to the end thereof:

Notwithstanding the foregoing, if SB Oils is unable or unwilling to meet market demand in the Use Territory for triglyceride oils *, BGI and its Affiliates shall be released from the restrictions in this Section 10.5 to the extent that SB Oils is unable or unwilling to meet such market demand; provided, however, that BGI and its Affiliates (and their representatives) shall not take any action or fail to take any action that causes SB Oils to be unable or unwilling to meet such market demand in order to allow BGI and its Affiliates to meet such market demand. Notwithstanding the foregoing, neither incidental sales of small volumes of triglyceride oils *, nor sales of triglyceride oils that a Party and its Affiliates is unaware *, will be a breach of this Section 10.5 by that Party or its Affiliates.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confirmation of Flow-Through from JDA

9. For purposes of the JV Agreements, for the avoidance of doubt and without limitation:

(a) the definition of “Solazyme JDA Technology” is intended to and does include all Microbe Program Technology, Juice Preparation Program Technology and other Program Technology (each as defined in the Joint Development Agreement), whether such technology existed as of March 30, 2012 or first existed thereafter, including that technology that results from the “Extended Program,” as defined in that certain Phase 2 Agreement by and between Solazyme, Inc. and BGI effective as of the date of this letter (hereafter, the “Extended Program”);

(b) the definition of “Background Technology” with respect to Solazyme is intended to and does include all Technology that is Controlled by Solazyme, Inc. and that relates to the Extended Program; and

(c) the definition of “Bunge JDA Technology” is intended to and does include all Oil Processing Program Technology and other Program Technology (each as defined in the Joint Development Agreement), whether such technology existed as of March 30, 2012 or first existed thereafter, including that technology that results from the Extended Program.

ROE

10. The definition of “Return on Equity” in Exhibit A of the Joint Venture Agreement is replaced with the following:

“Return on Equity” means, for any calendar year, the percentage equivalent to the fraction resulting from dividing Net Earnings by the average of Beginning Total Common Quota Holders’ Equity and Ending Total Quota Holders’ Equity.

ROE Definitions

11. The following definitions are added to Exhibit A of the Joint Venture Agreement and all other JV Agreements as necessary (in alphabetical order with other defined terms renumbered and all cross references thereto throughout the JV Agreements also renumbered as applicable):

“Net Earnings” means, for any calendar year, the after-tax consolidated net earnings of SB Oils and its subsidiaries as certified by its independent accountants for inclusion in the annual report to quota holders.

“Beginning Total Quota Holders’ Equity” means SB Oils’ total quota holders’ equity as reported in SB Oils’ balance sheet on the last day of the preceding calendar year excluding net unrealized appreciation or depreciation of investments.

“Ending Total Quota Holders’ Equity” means SB Oils’ total quota holders’ equity as reported in SB Oils’ balance sheet on the last day of the current calendar year excluding net unrealized appreciation or depreciation of investments.

Sales and Marketing

12. As contemplated by Section 7.3 of the Joint Venture Agreement, the JV Companies will use one or more members of the Solazyme Group as a sales representative to conduct sales and marketing activities for the products produced at manufacturing facilities of the JV Companies. Such services will be provided in accordance with a Statement of Work to the Administrative Services Agreement (or similar type of agreement), wherein the Solazyme Group will provide such services in return for reimbursement, at its cost, of its expenses in regard thereto. The applicable Parties shall negotiate and execute such Statement of Work or other agreement as soon as practicable after the date hereof. The terms of such Statement of Work and each such other agreement shall provide that such services to be provided by the Solazyme Group will terminate if Sections 2 – 6 of this Agreement are terminated pursuant to Section 13 below, unless otherwise mutually agreed by Solazyme, Inc. and BGI at such time. It is the expectation of the Parties that the Solazyme Group will conduct the bulk of the sales and marketing activities for the products produced at the manufacturing facilities of the JV Companies (approximately * of all such products in the aggregate over a designated selling period) and that the Bunge Group will also conduct sales and marketing activities for the products produced at the manufacturing facilities of the JV Companies (approximately * of all such products in the aggregate over a designated selling period).

Termination of Rights

13. The amendments to the JV Agreements set forth in Sections 2 through 6 of this Agreement shall terminate, and the operative sections of the JV Agreements corresponding to Sections 2 through 6 of this Agreement shall thereafter revert to the text thereof that was present prior to entry into this Agreement, on *; provided, however, that such termination shall not occur if Solazyme, Inc., BGI and SB Oils have committed in writing by *, such commitment being documented by a writing executed by authorized officers of Solazyme, Inc., BGI and SB Oils, referring to this Section 13, agreeing to extend the rights set forth in Sections 2 through 6 of this Agreement and setting forth the terms and limitations of such extension. Notwithstanding the foregoing, the amendments set forth in Sections 2, 3 (as it applies to *), 5 and 6 of this Agreement shall not terminate (unless the JV Agreements have terminated) prior to * for the production of * Oils at the SB Oil facility in Moema (either through * Oils at the facility).

Capacity Expansion

14. The Parties desire to expand the manufacturing capacity of the JV Companies beyond the current plant (100,000 MT/yr of triglyceride oil) being constructed pursuant to the Joint Venture Agreement. It is anticipated that such expansion may be done by *. In order to achieve such expansion the Parties currently anticipate conducting the activities set forth on Exhibit A on the timeline set forth in Exhibit A. Notwithstanding the foregoing, the Parties agree and acknowledge that this Section 14, along with the present desire and intention to conduct the activities herein and set forth on Exhibit A or on the timeline set forth in Exhibit A,

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

are non-binding, and that neither Party shall have any obligation to the other with respect to any matter described in this Section 14 or in Exhibit A unless and until the Parties otherwise mutually agree in a binding, definitive agreement in writing capturing such terms, as any of such terms may be altered or supplemented therein.

General Terms

15. This Agreement, together with JV Agreements, represent the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreement with respect thereto.

16. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of original signature pages sent by facsimile and/or PDF shall have the same effect as signature pages containing original signatures.

The Parties have executed this Agreement as of the date first above written.

Bunge Global Innovation, LLC	Bunge Coöperatief UA

By: /s/ Miguel A. Oliveira Name: Miguel A. Oliveira Title: Vice President	By: /s/ Hildegard Gutz Horta Name: Hildegard Gutz Horta Title: Attorney

Bunge Açúcar Bioenergia Ltda.	Solazyme, Inc.

By: /s/ Wander Ernando Meyer Name: Wander Ernando Meyer Title:	By: /s/ Paul T. Quinlan Name: Paul T. Quinlan Title: General Counsel

By: /s/ Marcos de Moraes Nobre Name: Marcos de Moraes Nobre Title:

Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda.	Solazyme Bunge Renewable Oils Coöperatief U.A.

By: /s/ Walfredo Linhares Name: Walfredo Linhares Title: General Manager	By: /s/ Tyler Painter Name: Tyler Painter Title: Managing Director

Solazyme Bunge Produtos Renováveis Ltda.	Solazyme Bunge Renewable Oils II Coöperatief U.A.

By: /s/ Hildo Francisco Henz Name: Hildo Francisco Henz Title: General Director	By: /s/ Tyler Painter Name: Tyler Painter Title: Managing Director

EXHIBIT A

*

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.